Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SoundHound AI, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value	(1)	Other	19,495,859	$8.66	$168,834,138.94	0.0001381	$23,315.99

Total Offering Amounts:						$168,834,138.94		23,315.99
Total Fee Offsets:								0.00
Net Fee Due:								$23,315.99

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.

Shares of Class A common stock represents the number of additional shares available for issuance pursuant to the SoundHound AI, Inc. 2022 Equity Incentive Plan pursuant to the evergreen provision of such plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on $8.66, the average of the high and low sales price of a share of the Registrant’s Class A common stock as reported on the Nasdaq Global Market on February 25, 2026.